Exhibit 10.1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of                     , 2015 by and among:

(i)	loanDepot, Inc., a Delaware corporation (the “Company”);

(ii)	Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon LoanDepot Partners, LP and PCP, L.P., each a Delaware limited liability company (collectively, the “Investors”);

(iii)	Anthony Hsieh, Trilogy Mortgage Holdings, Inc. and JLSA, LLC (collectively, “Hsieh”); and

(iv)	Certain employees of the Company or its subsidiaries named in Schedule I hereto (the “Management Stockholders” and together with the Investors and Hsieh, the “Stockholders”).

RECITALS

A. WHEREAS certain of the Stockholders entered into a Sixth Amended and Restated Limited Liability Company Agreement of loanDepot.com, LLC, a Delaware limited liability company and indirect subsidiary of the Company (“LDLLC”), dated as of August 25, 2015 (the “6th LLC Agreement”);

B. WHEREAS the Company is contemplating an underwritten initial public offering of shares of its Class A common stock, par value $0.001 per share (“Class A Common Stock”), registered on Form S-1 under the Securities Act (the “IPO”);

C. WHEREAS, in connection with the IPO:

(i)	The parties to the 6th LLC Agreement have agreed to amend and restate the 6th LLC Agreement (as amended and restated, the “7th LLC Agreement”) to, among other things, modify its capital structure by replacing the different classes of interests (other than the Class I Common Units of LDLLC) with a single new class of units (the “LLC Units”);

(ii)	Parthenon Blocker and the Continuing LLC Members have agreed to contribute to loanDepot Holdings, LLC, a Delaware limited liability company and subsidiary of the Company (“LD Holdings”), all of their respective units in LDLLC in exchange for a single class of common units issued by LD Holdings (“Holdco Units”) on a one-for-one basis (the “Exchange”);

(iii)	In connection with the Exchange, the Company will issue to the Continuing LLC Members a number of shares of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”) equal to the number of Holdco Units held by such Continuing LLC Members;

(iv)	Immediately following the Exchange, which will result in LDLLC becoming a wholly owned subsidiary of LD Holdings, each of Parthenon Blocker, the Continuing LLC Members and other holders of units of LD Holdings will enter into a limited liability company agreement of LD Holdings (the “Holdings LLC Agreement”), pursuant to which the Continuing LLC Members will have the right to exchange their Holdco Units and Class B Common Stock for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications; and

(v)	Thereafter, Parthenon Blocker and the Company will engage in a series of transactions that will result in Parthenon Blocker merging with and into the Company, with the Company as the surviving corporation, and the equityholders of Parthenon Blocker exchanging all of their equity interests in Parthenon Blocker for shares of Class A Common Stock.

D. WHEREAS, conditioned upon the closing of the IPO, the parties hereto desire to enter into this Agreement to set forth their agreements on certain matters.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	EFFECTIVENESS; DEFINITIONS.

1.1 Effective Date. This Agreement is being executed on the date hereof and shall automatically become effective upon, and only upon, the consummation of the closing of the IPO (the “Effective Date”).

1.2 Definitions. Certain capitalized terms used in this Agreement shall have the respective meanings set forth in Section 6 hereof.

2.	BOARD REPRESENTATION.

2.1 Right to Designate. From and after the Effective Date hereof until the relevant provision of this Section 2.1 ceases to be effective in accordance with Section 2.8, (a) the Investors shall be entitled to designate two (2) persons for election to the Board and (b) Hsieh shall be entitled to designate one (1) person for election to the Board (each such person, a “Nominee”).

2.2 Expansion of Board and Appointment; Classification; Initial Designees of the Investors and Hsieh. Following the Investors’ or Hsieh’s designation of a Nominee, the Company shall take such steps, if any, as are necessary to increase the size of the Board to accommodate such Nominee, and the directors then in office will elect such Nominee to fill the resulting vacancy and determine the class in which such Nominee shall be placed in accordance with the Company’s certificate of incorporation. At the Effective Date, the Board shall be comprised of six (6) members, and (a) the initial Nominees of the Investors and the class in which each shall be allocated are Brian P. Golson (Class III) and Andrew C. Dodson (Class III), and (b) the initial Nominee of Hsieh and the class in which such Nominee shall be allocated is Anthony Hsieh (Class I). The Investors shall not be obligated to designate all (or any) of the directors it is entitled to designate pursuant to this Agreement, but the failure to do so shall not constitute a waiver of its rights hereunder. Hsieh shall not be obligated to designate all (or any) of the directors he or it is entitled to designate pursuant to this Agreement, but the failure to do so shall not constitute a waiver of his or its rights hereunder. For so long as the Company’s certificate of incorporation shall provide for the division of directors into three classes, the Nominees of the Investors shall be designated as Class III directors and the Nominee of Hsieh shall be designated as a Class I director.

2.3 Subsequent Nomination of Persons Designated by the Investors or Hsieh. The Company’s Governance and Nominating Committee shall recommend to the Board that any Nominee be nominated and recommended by the Board to stockholders for election as a director of the Company at each meeting of stockholders at which directors of the class in which such Nominee was or is to be placed are to be elected, and the Board shall recommend any such Nominee to the stockholders for election as a director of the Company at each meeting of stockholders at which directors of the class in which such person was or is to be placed are to be elected. The Company shall use its best efforts to cause the election of each such Nominee designated by the Investors or Hsieh, as applicable, including by including each such Nominee in the proxy statement prepared by the Company in connection with soliciting proxies for every meeting of stockholders in which the election of such Nominee’s class of directors is to take place, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of such Nominee’s class of directors. For so long as each Stockholder party hereto Beneficially Owns (directly or indirectly) any shares of Common Stock, such Stockholder hereby agrees to take all Necessary Action to cause the election of such Nominee to the Board (any such Nominee so elected to the Board, a “Designated Director”).

2.4 Replacement of Directors Designated by the Investors or Hsieh. The Investors or Hsieh, as applicable, shall have the right to remove any of their respective Designated Directors. In the event that any Designated Director shall cease to serve as a director of the Company for any reason, the Investors or Hsieh, as applicable, agree to take all Necessary Action reasonably available within its or his power to cause any vacancy resulting therefrom to be filled with the Investors’ or Hsieh’s, as applicable, designated replacement for such Designated Director, and the vacancy shall be filled as soon as practicable following such designation unless the Investors or Hsieh, as applicable, has specifically waived in writing its or his rights (temporarily or permanently) to designate a replacement director.

2.5 Voting Agreement.

(a)	Hsieh agrees (i) to take all Necessary Action reasonably available within his power, including casting all votes to which Hsieh is entitled in respect of the Common Stock Beneficially Owned by Hsieh (“Hsieh Common Stock”), whether at any annual or special meeting of the Company’s stockholders, by written consent or otherwise, so as to cause the election to the Board of the Nominees of the Investors and to otherwise effect the intent of this Section 2 and (ii) not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of Hsieh Common Stock that would prohibit Hsieh from casting such votes in accordance with clause (i).

(b)	The Investors agree (i) to take all Necessary Action reasonably available within its power, including casting all votes to which the Investors are entitled in respect of the Common Stock Beneficially Owned by the Investors (“Investor Common Stock”), whether at any annual or special meeting of the Company’s stockholders, by written consent or otherwise, so as to cause the election to the Board of the Nominee of Hsieh and to otherwise effect the intent of this Section 2 and (ii) not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of Investors Common Stock that would prohibit any of the Investors from casting such votes in accordance with clause (i).

2.6 Subsidiary Boards. The composition of the board of directors or board of managers, if and as applicable, of each of the Company’s subsidiaries shall be the same as that of the Board unless the Investors and Hsieh otherwise agree or as may be required by law.

2.7 Expenses; Insurance. The Company shall reimburse each Designated Director for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses. The Company shall obtain customary director and officer liability insurance on commercially reasonable terms.

2.8 Termination of the Investors’ and Hsieh’s Right to Designate Directors. At such time as the Investors cease to collectively Beneficially Own Common Stock representing at least [    ]% of the total voting power of the then outstanding Common Stock, the Investors shall no longer be entitled to designate any person for election to the Board; provided that a reduction in the percentage of total voting power of the outstanding Common Stock Beneficially Owned by the Investors shall not shorten the term of any incumbent Designated Director. At such time as Hsieh ceases to collectively Beneficially Own Common Stock representing at least [    ]% of the total voting power of the then outstanding Common Stock, Hsieh shall no longer be entitled to designate any person for election to the Board; provided that a reduction in the percentage of total voting power of the outstanding Common Stock Beneficially Owned by Hsieh shall not shorten the term of any incumbent Designated Director.

3.	TRANSFER OF COMMON STOCK.

3.1 Representations and Warranties. Each Stockholder represents and warrants that (a) such Stockholder is the owner of the number of common units of LDLLC set forth opposite such Stockholder’s name on loanDepot.com, LLC Schedule of Unitholders attached to the 6th LLC Agreement, (b) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with, or violates any provision of this Agreement.

3.2 Restrictions on Transfer.

(a)	General Restrictions on Transfer. Except as otherwise expressly provided in this Section 3.2, Hsieh or a Management Stockholder may Transfer its Class A Common Stock (including shares of Class A Common Stock received in exchange for Holdco Units and shares of Class B Common Stock pursuant to the Holdings LLC Agreement) only at such time as any Investor is also selling shares of Class A Common Stock in a Sale Transaction and then only up to a number of shares of Class A Common Stock (each, a “Transfer Amount”):

(i)	in the case of Hsieh, equal to the number of shares of Class A Common Stock that, if sold, would result in Hsieh receiving proceeds from such Sale Transaction equal to fifty percent (50%) of the proceeds that such Investor would receive in such Sale Transaction, and

(ii)	in the case of a Management Stockholder, equal to the product of (A) the aggregate number of shares of Class A Common Stock held by such Management Stockholder immediately prior to such Sale Transaction (excluding for this purpose shares of Class A Common Stock that are already transferable by such Management Stockholder as a result of one or more Transfer Amounts available to such Management Stockholder as a result of the application of the next occurring proviso below) multiplied by (B) the fraction, the numerator of which is the aggregate number of shares of Class A Common Stock being sold by Hsieh in such Sale Transaction and the denominator of which is the total number of shares of Class A Common Stock held by Hsieh immediately prior to such Sale Transaction (which shall include, for the avoidance of doubt, shares of Class A Common Stock receivable by Hsieh upon exchange of Holdco Units and Class B Common Stock pursuant to the Holdings LLC Agreement).

(b)	Additional Transfers by Hsieh and Management Stockholders. Notwithstanding Section 3.2(a), beginning on the first day of the calendar month immediately following the first anniversary of the IPO, in addition to any Transfer Amounts that Hsieh and the Management Stockholders shall be permitted to Transfer pursuant to Section 3.2(a), each of Hsieh and the Management Stockholders shall be entitled to Transfer up to the following additional number of shares of Class A Common Stock per calendar year (excluding any Transfers to Permitted Transferees) (each, an “Additional Transfer Amount”) pursuant to a Required Shelf Registration Statement or any other manner of sale otherwise then-available to such Stockholder:

(i)	in the case of Hsieh, equal to the number of shares of Class A Common Stock that, if sold, would result in Hsieh receiving proceeds equal to an aggregate of $500,000 for such calendar year; and

(ii)	in the case of a Management Stockholder, equal to the number of shares of Class A Common Stock that, if sold, would result in such Management Stockholder receiving proceeds equal to an aggregate of $500,000 for such calendar year.

(c)

Eligible Remaining Transfer Amounts. If Hsieh or any Management Stockholder (i) chooses not to Transfer all or any portion of its Transfer Amount or its Additional Transfer Amount that such Stockholder is entitled to Transfer pursuant to Section 3.2(a) or Section 3(b), as applicable, or (ii) is otherwise restricted at such time from Transferring or not permitted to Transfer all or any portion of such Transfer Amount or such Additional Transfer Amount (such number of Class A Common Stock that have not been so Transferred, “Eligible Remaining Transfer Amounts”), then such Stockholder shall retain the right to Transfer such Eligible Remaining Transfer Amounts in (A) any future Sale Transaction by any Investor (in addition to any rights to Transfer any Transfer Amounts in accordance with Section 3.2(a) in connection with such future Sale Transaction) or (B) any other future sale of Class A Common Stock (in addition to any rights to Transfer any Additional Transfer Amounts in accordance with Section 3.2(b)). Upon the written request from time to time of any Stockholder, the Company shall inform such Stockholder of the number of Eligible Remaining Transfer Amounts that such Stockholder may Transfer in reliance on this Section 3.2(c). In the event of a conflict between the provisions of this Section 3.2 and the cutback provisions contained in the Registration Rights Agreement, the provisions of this Section 3.2 shall control and the Investors agree that the cutbacks requested by the underwriters in a registered offering under the Registration Rights Agreement may be made on a non-pro rata basis as between the Management

Stockholders, the Investors and Hsieh to accommodate such Transfer Amount(s); provided that any shares of Class A Common Stock that cannot be sold because of such cutbacks shall become and be added to the then-available “Eligible Remaining Transfer Amounts.”

(d)	Notification of Planned Sale Transactions. In the event that any Investor plans to sell shares of Class A Common Stock in a Sale Transaction, then, unless the Registration Rights Agreement provides for different procedures applicable to such particular Sale Transaction (in which case, such procedures set forth in the Registration Rights Agreement shall control), such Investor will notify the Company in writing as promptly as practicable in advance of such Sale Transaction, and the Company will, within 3 days after receiving such notice from such Investor, notify the other Stockholders in writing of the proposed Sale Transaction, which written notice shall set forth such Stockholder’s (A) Transfer Amount as a result of such Sale Transaction and (B) then-available Eligible Remaining Transfer Amount. The Stockholder shall be permitted to Transfer Class A Common Stock pursuant to Section 3.2(a) for a period of 30 days commencing on the date of the Sale Transaction by an Investor; provided that, in the event a Stockholder is unable to Transfer Class A Common Stock at the time of such Sale Transaction as a result of a lock-up or similar agreement to which such Stockholder is a party or as a result of the Company’s insider trading policies, the Stockholder will be permitted to Transfer Class A Common Stock pursuant to and in accordance with Section 3.2 for a period of 15 days following the expiration of such lock-up or similar agreement and/or the lifting of any restrictions on Transfer as a result of the Company’s insider trading policies (provided that if such 15th day falls on a weekend or bank holiday, the time period will expire at the close of business on the next business day thereafter).

(e)	Permitted Transfers. Section 3.2(a) and Section 3.2(b) shall not apply to any Transfer of shares of Class A Common Stock (including shares of Class A Common Stock received in exchange for Holdco Units and shares of Class B Common Stock pursuant to the Holdings LLC Agreement) by Hsieh or a Management Stockholder (i) to its respective Permitted Transferee or (ii) if such shares of Class A Common Stock were received pursuant to an exchange contemplated by Section 9.9(b) or Section 9.9(g) of the Holdings LLC Agreement. Each Stockholder agrees that in the event that such Stockholder Transfers, directly or indirectly, any of its Common Stock to its Permitted Transferee, such Stockholder shall, as a condition to any such Transfer, require such transferee to enter into a Joinder Agreement in the form attached hereto as Annex A to become party to this Agreement and, upon such entry, such transferee shall be deemed to be an Investor, Hsieh or Management Stockholder, as applicable, for all purposes herein. If any such transferee is an individual, is married and is either a resident of a state that grants a spouse community property rights or has a spouse to whom community property or similar rights would be available, such Stockholder shall, as a condition to such Transfer, cause such transferee to deliver to the Company and the other Stockholders a duly executed copy of a Spousal Consent in the form attached hereto as Annex B. At least 15 days prior to the Transfer of shares of Class A Common Stock pursuant to this Section 3.2(e) (other than in the case of Transfers pursuant clauses (i)(A) or (i)(B) of the definition of “Permitted Transferee,” in which case as promptly as practicable following such Transfer), the transferor shall deliver a written notice to the Company, which notice shall disclose in reasonable detail the identity of such transferee(s). Notwithstanding the foregoing, no Stockholder hereto shall avoid the provisions of Section 3.2(a) or Section 3.2(b) by (A) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee or (B) Transferring the securities of any entity holding (directly or indirectly) shares of Common Stock.

(f)	Applicability of Restrictions on Transfer. The restrictions on Transfer set forth in this Section 3.2 shall begin on the Effective Date and terminate on the Parthenon Non-Exclusive Date; provided that, notwithstanding anything in this Agreement to the contrary, the restrictions on Transfers set forth in this Section 3.2 shall not apply to any shares of Class A Common Stock acquired or received by Hsieh or a Management Stockholder after the closing of the IPO (including pursuant to any employee benefit plan of the Company) and not received in connection with an Exchange. Notwithstanding anything to the contrary contained herein, no Stockholder may Transfer any share of Class A Common Stock to the extent such share is not fully vested at the time of such Transfer.

3.3 Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any shares of Class A Common Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such shares of Class A Common Stock as the owner of such shares of Class A Common Stock for any purpose.

4.	REMEDIES.

4.1 Specific Performance. The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each party hereto shall be entitled to specific performance of the obligations of the other party hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

5.	AMENDMENT, TERMINATION, ETC.

5.1 Written Modifications. This Agreement may not be orally amended or modified and no oral waiver of any of its terms shall be effective. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Investors. Each such amendment, modification or waiver shall be binding upon each party hereto. Notwithstanding the foregoing, the Investors and Hsieh may release certain Management Stockholders from the restrictions on Transfer set forth in Section 3.2 from time to time.

5.2 Withdrawal from Agreement. The Investors and Hsieh may at any time jointly elect, by giving written notice of withdrawal to the Company, to terminate this Agreement. From the date of delivery of such withdrawal notice, the Investors and Hsieh shall each cease to be a party to this Agreement and shall each no longer be subject to the obligations of this Agreement or have rights under this Agreement.

5.3 Termination. Except as provided in the first sentence of Section 5.4, this Agreement shall terminate upon the occurrence of any of the following: (a) at such time as the Investors no longer collectively Beneficially Own shares of Class A Common Stock representing at least [    ]% of the aggregate issued and outstanding Class A Common Stock; or (b) upon the Investors’ notice of withdrawal from this Agreement pursuant to Section 5.2 hereof.

5.4 Effect of Termination. No termination under this Agreement shall relieve any Person of liability for a material breach hereof prior to such termination.

6.	MATTERS OF CONSTRUCTION; DEFINITIONS.

6.1 Certain Matters of Construction.

(a)	The words “hereof’, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)	The word “including” shall mean “including, without limitation”;

(c)	Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d)	The masculine, feminine and neuter genders shall each include the other.

6.2 Definitions. The following terms shall have the following meanings:

“6th LLC Agreement” shall have the meaning set forth in the Recitals.

“7th LLC Agreement” shall have the meaning set forth in the Recitals.

“Additional Transfer Amount” shall have the meaning set forth in Section 3.2(b).

“Agreement” shall have the meaning set forth in the preamble.

“Affiliate” shall mean, respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; the term “control” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” shall have meanings correlative to the foregoing.

“Beneficially Own” shall mean that a specified Person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Company, and “Beneficially Owned” shall have a correlative meaning.

“Board” shall mean the board of directors of the Company.

“Class A Common Stock” shall have the meaning set forth in the Recitals.

“Class B Common Stock” shall have the meaning set forth in the Recitals.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean, collectively, the Class A Common Stock and Class B Common Stock.

“Company” shall have the meaning set forth in the Preamble.

“Continuing LLC Members” shall mean the members of LDLLC (excluding Parthenon Blocker and the holders of Class I Common Units of LDLLC) immediately prior to the IPO.

“Designated Director” shall have the meaning set forth in Section 2.3.

“Effective Date” shall have the meaning set forth in Section 1.1.

“Eligible Remaining Transfer Amount” shall have the meaning set forth in Section 3.2(c).

“Exchange” shall have the meaning set forth in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

“Family Group” shall mean, as to any particular Person, (i) such Person’s spouse, domestic partner, parent, sibling and descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) any trust or other estate planning vehicle controlled solely by such Person and created solely for the benefit of such Person and/or such Person’s relatives, and (iii) with respect to Hsieh, the charitable entities identified by Hsieh from time to time; provided, that if any portion of any gift or grant to any such charitable entity (x) purports to Transfer voting control of any shares of Hsieh Common Stock and (y) such entity is not either controlled by Hsieh or does not provide a proxy for voting such Common Stock in proportion to the remaining Hsieh Common Stock, then such gift or grant to such charitable entity shall require the prior approval of the Board, which approval shall not be unreasonably withheld, delayed or conditioned.

“Holdco Units” shall have the meaning set forth in the Recitals.

“Holdings LLC Agreement” shall have the meaning set forth in the Recitals.

“Hsieh” shall have the meaning set forth in the preamble.

“Hsieh Common Stock” shall have the meaning set forth in Section 2.5(a).

“Investors” shall have the meaning set forth in the preamble.

“Investor Common Stock” shall have the meaning set forth in Section 2.5(c).

“IPO” shall have the meaning set forth in the Recitals.

“LD Holdings” shall have the meaning set forth in the Recitals.

“LDLLC” shall have the meaning set forth in the Recitals.

“LLC Units” shall have the meaning set forth in the Recitals.

“Management Stockholders” shall have the meaning set forth in the preamble.

“Necessary Action” shall mean, with respect to a specified result, all actions permitted by law necessary to cause such result, including (i) in the case of a stockholder of the Company, to vote or provide a written consent or proxy with respect to the Common Stock, (ii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner and to adopt resolutions consistent with the foregoing, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominee” shall have the meaning set forth in Section 2.1.

“Parthenon Blocker” shall mean LD Investment Holdings, Inc., a Delaware corporation.

“Parthenon Group” shall mean PCP Managers, LLC, each of the Investors and their respective successors. A “member” of the Parthenon Group shall mean any Person who is part of the Parthenon Group.

“Parthenon Non-Exclusive Date” shall mean the earlier of (i) such time that the shares of Class A Common Stock collectively held by the Investors represent less than 5% of the aggregate issued and outstanding shares of Class A Common Stock and (ii) the second anniversary of the completion of the IPO.

“Permitted Transferee” shall mean (i) in the case of Hsieh or a Management Stockholder, a transferee of Common Stock (A) in the event of such Stockholder’s death, pursuant to will or applicable laws of descent or distribution, (B) to his or her legal guardian (in case of any mental incapacity), (C) to a bona fide charitable organization or (D) to or among his or its Family Group or Affiliates, and (ii) in the case of the Investors, any member of the Parthenon Group or any Affiliate thereof.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of [                    ], 2015, by and among the Company and certain other parties signatory thereto, as amended from time to time.

“Required Shelf Registration Statement” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Sale Transaction” shall mean any sale of shares of Class A Common Stock to the public pursuant to an offering registered under the Securities Act in which any Investor Transfers shares of Class A Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

“Stockholders” shall have the meaning set forth in the preamble.

“Transfer” shall mean to sell, transfer, assign, pledge or otherwise, directly or indirectly, dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

“Transfer Amount” shall have the meaning set forth in Section 3.2(a).

7.	MISCELLANEOUS.

7.1 Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that (a) to the extent that such party is an individual, such party has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) to the extent that such party is an entity, such party has the full limited liability company or other entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or other entity action on the part of such party and no other proceedings on the part of such party are necessary to approve this Agreement and to consummate the transactions contemplated hereby, and (c) neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any material agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2 Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile, or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company, to:

loanDepot, Inc.

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Facsimile:

Attention: Chief Executive Officer

with copies to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Jeffrey Seifman, P.C.

and Shelly M. Hirschtritt, P.C.

and Tana M. Ryan

If to the Investors, to:

Parthenon Capital Partners

Four Embarcadero Center, Suite 3610

San Francisco, CA 94111

Facsimile: (415) 913-3913

Attention: Brian P. Golson

and Andrew C. Dodson

with copies to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Facsimile: (312) 862-2200

Attention: Jeffrey Seifman, P.C.

and Shelly M. Hirschtritt, P.C.

and Tana M. Ryan

If to Anthony Hsieh or JLSA, LLC, to:

5 Oceancrest

Newport Coast, California 92657

Facsimile: [            ]

with copies to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Kevin S. Masuda

Facsimile: (213) 683-4087

If to Trilogy Mortgage Holdings, Inc., to:

3355 Michelson Dr., Suite 300

Irvine, California 92612

Attention: Anthony Hsieh

Facsimile: [            ]

with copies to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Kevin S. Masuda

Facsimile: (213) 683-4087

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile on a business day, or if not delivered on a business day, on the first business day thereafter, and (z) two business days after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3 Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to the subject matter, supersedes in its entirety all prior or contemporaneous oral or written agreements or discussions with respect to its subject matter and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void; provided, however, that each of the Investors, Hsieh and the Management Stockholders shall be entitled to assign its rights hereunder to any of its Permitted Transferees in connection with a Transfer of its Common Stock in accordance with this Agreement without the prior written consent of the Company so long as such member has agreed in writing to be bound by the terms of this Agreement pursuant to a Joinder Agreement.

7.4 Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

7.6 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and the Investors covenant, agree and acknowledge that no recourse under this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Investor or of any Affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member of any Investor or any Affiliate thereof, as such, for any obligation of the Investors under this Agreement.

7.8 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.	GOVERNING LAW.

8.1 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

8.2 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 hereof is reasonably calculated to give actual notice.

8.3 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

*        *        *         *        *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first written above.

LOANDEPOT, INC.

By:
Name:
Its:

[Signature Page to Stockholders Agreement]

[OTHERS TO COME]1

[1]	Investors, Hsieh and all executive officers and directors of the Company

[Signature Page to Stockholders Agreement]

ANNEX A

JOINDER AGREEMENT TO

STOCKHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made by the undersigned (the “Joining Party”) in accordance with that certain Stockholders Agreement, dated as of             , 2015, by and among loanDepot, Inc., a Delaware corporation (the “Company”) and the stockholders party thereto (as may be amended, the “Stockholders Agreement”), in favor of and for the benefit of the Company and such stockholders. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by his, her or its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Stockholders Agreement and shall have all of the obligations under the Stockholders Agreement as a Management Stockholder, Investor or Hsieh, as applicable, as if he, she or it had been an original signatory to the Stockholders Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:	Name:

ANNEX B

SPOUSAL CONSENT

The undersigned spouse of              hereby acknowledges that I am aware that the foregoing Stockholders Agreement imposes certain restrictions on my spouse’s Common Stock (including restrictions on transfer). I agree that my spouse’s interest in such Common Stock is subject to these restrictions and any interest that I may have in such Common Stock shall be irrevocably bound by the Stockholders Agreement and further, that my community property interest, if any, shall be similarly bound by the Stockholders Agreement.

Date:

Spouse’s Name:

Date:

Witness’ Name: